UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2007

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 907 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On October 9, 2007, the Company was notified by its energy manager that it was suspending bidding spinning reserve services into the California Independent System Operator (“CAISO”) system for the Company’s three facilities (the “Facilities”), effective October 10, 2007, due to the uncertain regulatory environment surrounding the provision by the Company of these services.  The Facilities are currently certified to provide spinning and non-spinning reserves to the CAISO system. Consequently, the Company has begun to bid exclusively non-spinning reserves into the CAISO system, a similar but lower priced ten minute power ancillary service, critical to the reliability of the CAISO system.  As the Company previously disclosed, on June 4, 2007 the CAISO issued a white paper which called into question the Facilities’ qualification to provide spinning reserves.  On September 20, 2007, the CAISO issued an amendment to this white paper which more narrowly focused regulatory uncertainty on the spinning reserve services provided by facilities configured similar to the Facilities operated by the Company.

As non-spinning reserve service has historically priced lower than spinning reserve service and this trend can be expected to continue, the Company expects that continued suspension of bidding spinning reserve services could have a material adverse effect on the Company’s results from operations.

The Facilities’ spinning reserve certification remains in effect. The Company is pursuing the matter vigorously, as advised by its Federal Energy Regulatory Commission counsel, to remove the uncertainty surrounding this status with a view toward allowing its energy manager to resume bidding spinning reserves. There can be no assurance the Company will be successful in these efforts.

The Company previously announced plans to upgrade two of the Facilities referred to above, located in Chula Vista and Escondido, California by July 2009, and to pursue additional acquisitions utilizing the proceeds from its recent public offering of common stock.  As previously disclosed, the Company expects that spinning reserve ancillary services will be less material to the Company's overall revenue stream as capacity, and energy sales are expected to provide a far greater majority of future revenues upon completion of the Chula Vista and Escondido upgrades. There can be no assurance, however, that the Company will achieve these upgrades or complete additional acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 13, 2007
MMC ENERGY, INC.

By:  /s/ Denis Gagnon

Name: Denis Gagnon
Title: Chief Financial Officer